UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  February 11, 2011

California Gold Corp.

(Exact Name of Registrant as Specified in Its Charter)

Nevada

(State or Other Jurisdiction of Incorporation)

333-134549	83-0483725
(Commission File Number)	(IRS Employer Identification No.)

4515 Ocean View Blvd., Suite 305, La Cañada, CA  91011

(Address of Principal Executive Offices)      (Zip Code)

818-542-6891

(Registrant's Telephone Number, Including Area Code)

c/o Gottbetter & Partners, LLP, 488 Madison Avenue, New York, NY 10022-5718

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into a Material Definitive Agreement.

On February 11, 2011, we entered into a property option agreement (the “Agreement”) with Mexivada Mining Corp. (“Mexivada”) to acquire up to an 80% interest in Mexivada’s La Viuda and La Viuda-1 concessions comprising its AuroTellurio tellurium-gold-silver property (the “La Viuda Concessions” or, the “AuroTellurio Property”) in Moctezuma, Sonora, Mexico.  The Agreement supersedes and replaces the binding offer letter dated October 7, 2010, as amended, between Mexivada and us relating to our proposed acquisition of the AuroTellurio Property.

Under the terms of the Agreement, we will acquire up to an 80% legal and beneficial ownership interest in the AuroTellurio Property by incurring up to $3,000,000 in cumulative exploration expenditures on the AuroTellurio Property over a four-year period at an investment rate of at least $750,000 per year.

In addition, we have made cash payments of $20,000 to Mexivada and will pay an additional $10,000 upon the closing (the “Closing”) of the acquisition, $40,000 upon the first anniversary of the Closing, $50,000 upon the second anniversary of the Closing, $70,000 upon the third anniversary of the Closing and $100,000 upon the fourth anniversary of the Closing, for a total of $290,000.  We will also issue to Mexivada 250,000 shares of our restricted common stock upon the Closing, 250,000 shares upon the first anniversary of the Closing, 300,000 shares upon the second anniversary of the Closing, 350,000 shares upon the third anniversary of the Closing and 500,000 upon the fourth anniversary of the Closing, for a total of 1,650,000 shares.

We will earn a 20% vested interest in the AuroTellurio Property by the first anniversary of the Closing by fulfilling all of the required terms of the Agreement to that date, and will earn an additional 20% interest in each of the following three years, for an aggregate interest of 80%, by meeting all of our commitments to Mexivada during those three years.  Each 20% interest will vest earlier if each year’s cash and stock payments to Mexivada and $750,000 exploration expenditure investment are completed earlier than scheduled.

All legal and beneficial interests in the AuroTellurio Property vesting in us in 20% increments through our performance under the Agreement will be irrevocable, regardless of whether the Agreements is subsequently terminated.

We will either satisfy the payment terms of the Agreement in the time frame provided, thereby resulting in us exercising our rights to acquire up to four 20% interests in the AuroTellurio Property (for an aggregate of 80%) or we will fail to satisfy the payment terms and be in default of the Agreement.  If we are in default of the Agreement, Mexivada can terminate the Agreement if we fail to cure any default within thirty (30) business days after the receipt of notice of default.  Our right to acquire any 20% interest in the AuroTellurio Property (not already acquired) will expire if we are in default of the Agreement and fail to cure such default within the thirty (30) business day default cure period.

As a condition precedent to the Closing, we must have completed a financing in which we have raised a minimum of one million US dollars (US $1,000,000), an amount sufficient to meet our payment obligations and our first year’s investment obligation under the Agreement.  We met that condition on December 22, 2010, when we conducted an initial closing of our private placement unit offering in which we raised an aggregate of approximately $1.5 million.

Parties to the Agreement also include our wholly-owned Mexican subsidiary organized to hold the interests that we will acquire in the AuroTellurio Property, and Compania Minera Mexivada, S.A. de C.V., Mexivada’s wholly-owned subsidiary which currently holds title to the La Viuda Concessions.

Mexivada and its Mexican subsidiary hold only the mineral rights in the AuroTellurio Property, which rights were granted by the government of Mexico.  Neither Mexivada nor its Mexican subsidiary owns the real property rights to the land underlying the La Viuda Concessions.  We expect to obtain a surface rights agreement with the landowner on whose property the La Viuda Concessions are located to conduct our exploration program, and obtaining this agreement is a precondition to the Closing.

Under the terms of the Agreement, we will act as “Operator,” exclusively responsible, in consultation with Mexivada, for carrying out and administering exploration, development and mining work on the AuroTellurio Property.  If costs of the exploration program exceed our agreed upon $300,000 investment, we will share additional costs with Mexivada on a proportionate share basis.  Once we have earned our full 80% interest in the AuroTellurio Property, we will form a joint venture with Mexivada applicable to the further development and commercialization of the AuroTellurio Property.

We expect the Closing to take place within the next sixty days.

Item 5.06  Change in Shell Company Status.

Prior to the execution of this Agreement, we were a “shell company” (as such term is defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended). We believe that as a result of the execution of this Agreement and taking into account the activities we have undertaken in connection with our proposed acquisition of up to an 80% interest in the AuroTellurio Property, we have ceased to be a shell company.  The material terms of the Agreement are discussed in Item 1.01 above and incorporated into this Item 5.06 by reference.

We intend to file with the Securities and Exchange Commission, as soon as practicable, the current “Form 10 information” necessary to satisfy the condition contained in Rule 144(i)(2) under the Securities Act of 1933, as amended.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS.

(d)    Exhibits

99.1  Press Release dated February 15, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

California Gold Corp.

Date: February 16, 2011

/s/ James D. Davidson
Name: James D. Davidson
Title: Chief Executive Officer